Exhibit 99.2

Clayton, Dubilier & Rice, Inc.
375 Park Avenue
New York, NY 10152
Tel (212) 407-5200
Fax (212) 407-5252

October 17, 2005

Mr. John Ballbach

Dear John:

I am pleased to confirm the terms of the offer of employment to you with VWR International, Inc. at its offices in West Chester, Pennsylvania. The offer is as follows:

Position:	President and Chief Executive Officer of VWR International, Inc. (together with the holding company CDRV Investors, Inc., “VWR”).

Salary:	$650,000 per year, payable in installments on VWR’s regular payroll dates.

Start Date:	November 7, 2005

Annual Bonus:

You will be eligible to participate in the VWR Management Incentive Program with a projected target bonus of up to 100% of base salary pro rated for partial years of service. If you start by November 7, 2005, we will guarantee your 2005 bonus of $100,000.

Stock Purchase:

You will be provided the opportunity to purchase up to $2,000,000 of shares of common stock of CDRV Investors, Inc. (the “Shares”) at a price per share equal to the fair market value as of 12/31/04, which is $56.00 per share. Our expectation is that your minimum initial investment will be approximately $750,000, and, until the earlier of an initial public offering of VWR or the second anniversary of your Start Date (November 7, 2007), you will have the right to purchase the remaining amount of shares (i.e., up to the $2,000,000 total), although any such subsequent purchases will be at a then-current fair market value purchase price. The Board may suspend your right to purchase additional shares at any time if it believes that your exercise of such right inappropriate or inadvisable for any legal or business reason. This right will also terminate on a “Change of Control” as defined under the Company’s Stock Incentive Plan.

The purchase of the shares will be made pursuant to a management stock subscription agreement that is substantially similar to those in effect for other officers of VWR. The material terms of that agreement are summarized on Annex “A” attached hereto.

Stock Options:

For each share purchased, you will receive a grant of options to purchase three (3) shares of CDRV Investors, Inc. common stock, with an exercise price set at the same 12/31/04 valuation in the case of options that are granted in connection with your initial share purchase, and with an exercise price equal to then-current fair market value in the case of options that are granted in the case of a subsequent share purchase (the “Options”).

The Option grant will be made pursuant to a management stock option agreement that is substantially similar to those in effect for other officers of VWR. The material terms of that agreement are summarized on Annex “B” attached hereto.

Restricted Stock Units:

You will be granted $500,000 of restricted stock units, which will be calculated using the fair market value as of 12/31/05 (which will be determined in early 2006). The restricted share units will vest and be subject to repurchase generally in the same manner as your Options.

Benefits:

You will be entitled to participate in all vacation, health, welfare and other similar benefits available to senior executives of VWR. This will include (i) customary relocation benefits in connection with your move to West Chester, (ii) participation in the VWR Executive Car Program, and (iii) the financial planning services of The Ayco Company, L.P. that the company makes available to other senior executives (valued at approximately $15,000 per year).

Severance:

If your employment is terminated by VWR without cause, you will be entitled to receive continued payments of your base salary and health benefits until the earlier of eighteen months after termination or until you obtain new employment. These continued payments would be subject to your execution of a general release and standard provisions regarding

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confidentiality, non-competition and non-solicitation of employees and customers.

Board:		You will be a member of the Board of Directors of VWR for as long as you serve as VWR CEO.

Additional terms:		This offer is contingent upon:

	•	your not being subject to any contract that would be violated by your employment with VWR; and

	•	your successful completion of a drug/alcohol screening prior to your start date.

John, on behalf of the Board of Directors, I would like to welcome you to the VWR team. I am very excited about you joining our company and look forward to working with you. If you have any questions, please do not hesitate to call me at 212-407-5259.

Sincerely,

/s/ James W. Rogers

James W. Rogers

cc:	B. Charles Ames Donald J. Gogel Joseph L. Rice Richard J. Schnall

ACCEPTED AND AGREED:

/s/ John M. Ballbach
John Ballbach
Date:	October 17, 2005

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Annex A

Terms of Management Stock Subscription Agreement

Transfer Restrictions:

Prior to an IPO, no transfers of Shares, except as specified below. In addition, if CDRV Investors files a registration statement for an underwritten public offering of its common stock, you may not transfer the Shares in a public sale (including a sale under Rule 144) during the 20 days before and the 180 days after the effective date of the registration statement.

Rights of First Refusal:

Prior to an IPO, each of VWR and Clayton, Dubilier & Rice Fund VI Limited Partnership (together with any other CD&R fund that owns VWR shares, the “CD&R Fund”) will have a right of first refusal over a sale of all or any part of the Shares.

Option upon Termination Of Employment:

Prior to an IPO, each of VWR and the CD&R Fund will have an option to repurchase all or any portion of the Shares if your employment with VWR terminates for any reason. If the repurchase is due to a termination of your employment for cause, the price will be the lesser of fair market value and the original subscription price. All other repurchases will be at fair market value, as determined by the VWR Board.

Drag Along and Tag Along Rights:

Prior to an IPO, the CD&R Fund will have pro rata drag-along rights over your Shares in the event of a sale of 20% or more of its shares of common stock to a third party. You will have pro rata tag-along rights if the CD&R Fund sells more than 80% of its shares to a third party.

Put Option upon Termination of Employment:	Prior to an IPO, you will have a put option against VWR at fair market value if your employment with VWR is terminated by VWR without cause or terminates by reason of death or disability.

Repurchase Delays:	Any repurchase of the Shares by VWR may be delayed if:

	•	The repurchase would violate VWR’s financing documents

	•	The repurchase would violate VWR’s certificate of incorporation; or

	•	VWR does not have funds legally available therefore under applicable law.

In the event that a repurchase of Shares by VWR is delayed pursuant to the operation of this right, the purchase price per share when the repurchase of such Shares eventually takes place shall equal the sum of (i) the purchase price of such Shares at the time that the repurchase of such Shares would have occurred but for the operation of this right, plus (ii) an amount equal to interest on such purchase price for the period from the date on which the completion of the repurchase would have taken place but for the operation of this right to the date on which such repurchase actually takes place at a rate equal to 7% per annum.

Definition of “Fair Market Value”:	As determined in good faith by the VWR Board.

Annex B

Terms of Management Stock Option Agreement

Type of Option:	Non-qualified stock options.

Vesting:

Five equal installments on each of the first five anniversaries of the grant date.

Vested options may only be exercised following the first IPO, or, if prior to an IPO, pursuant to an exemption from registration requirements under applicable securities laws.

Term:	10 years from grant date.

Termination:	Upon termination of employment with VWR for any reason other than death or disability, all unvested options will terminate, and the vested option will terminate as follows:

• If termination is by VWR for cause, all vested options will terminate; and

•

If termination is for any other reason, all vested options will remain exercisable until the earlier of (i) 60 days after the earlier of the expiration of CD&R Fund’s right to purchase the options and receipt of notice that CD&R Fund does not intend to exercise such right and (ii) expiration of the option term.

Upon termination of employment for death or disability, all options will vest and remain exercisable until the earlier of (i) six months after termination of employment, and (ii) expiration of the option term.

Transfer Restrictions:	No transfer except to your estate upon death or to VWR or the CD&R Fund pursuant to their repurchase rights. Upon death, only your estate may exercise the options.

Repurchase Rights::

Prior to an IPO, VWR and the CD&R Fund have repurchase rights similar to those described in relation to the Shares, at a price equal to the fair market value of the common stock less the exercise price. VWR’s right to complete a purchase may be delayed in the circumstances and as described above in relation to the Shares.

Change of Control:	All Options vest upon a change of control of VWR and may be cashed out or rolled over as described in the management stock option agreement.

Exercise:	Upon exercise, you and VWR will be required to enter into a Management Stock Subscription Agreement as described above.